Exhibit 10.46

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of the 10th day of September, 2014 between V. Scott Vanis ("Employee") and Minerco Resources, Inc., a Nevada Corporation, its affiliates, predecessors and subsidiaries (the "Company”).

WHEREAS, Employee and the Company desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of Employee with the Company during the Employment Term (as defined below).   This agreement shall be retroactively effective to beginning of Employee's employment, July 9, 2014.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties to this Agreement hereby agree as follows:

1.	Services

1.1           Employment. During the Employment Term (as defined below), the Company hires Employee to perform such services as the Company may from time to time reasonably request consistent with Employee's position with the Company (as set forth in Section 1.1 and 1.5 hereof) and Employee's stature and experience as an Executive Officer (the "Services"). The Services and authority of Employee shall include, but not necessarily be limited to, management and supervision of (A) the general accounting, reporting, financial management and regulatory compliance of the of the Company, (B) the general accounting, reporting, financial management and regulatory compliance of future acquisitions and Affiliates.  For purposes of this Agreement, "Affiliates" shall mean, as to any person, any other person controlled by or under common control with (or, where applicable, controlling), directly or indirectly, such person; and "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity; whereas such person in the normal course of business shall be deemed an affiliate of the Company.

1.2            Location. During the Term, Employee's Services shall be performed in the Houston, Texas area or any other area of Employee’s convenience which permits regular communication via telephone, Internet or other popular medium with employees, officers, directors, customers and other affiliates as needed to effectively carry out duties as described herein.  Employee acknowledges and understands that the Company’s current headquarters are located in Houston, Texas and that officers and other participants critical to the Company’s business are dispersed nationally and internationally, and that such dispersion will increase substantially as the Company grows. The parties therefore acknowledge and agree that the nature of Employee's duties hereunder may require domestic and international travel from time to time.

                1.3           Term. The term of Employee's employment under this Agreement (the "Employment Term") shall commence on the 9th day of July, 2014 (the "Effective Date") and shall end on July 31, 2019 unless sooner extended or terminated in accordance with the provisions of this Agreement.

For purposes of this Agreement, "Employment Year" shall mean each twelve-month period during the Term commencing on July 9th, and ending on July 8th, of the following year. In the event the parties decide to extend this Agreement for an additional one year Employment Term, any extension agreed upon must be done so in writing and executed by the Company and Employee no later than 5 p.m. Eastern Standard Time on July 31, 2019.

                1.4           Exclusive Employment; Non-Competition.  Employee agrees that his employment hereunder is on an exclusive basis, and that as long as Employee is employed by the Company, Employee will not engage in any other business activity which is in conflict with Employee’s duties and obligations hereunder.  Employee agrees that during the Employment Term, Employee shall not directly or indirectly engage in or participate as an owner, partner, shareholder, officer, employee, director, agent of or consultant for any business that competes with any of the principal activities of the Company.  Provided however, that Employee may acquire and/or retain, as an investment, and take customary actions (including the exercise or conversion of any securities or rights) to maintain and preserve Employee's ownership of any one or more of the following (provided such actions, other than passive investment activities, do not unreasonably interfere with Employee's Services hereunder): (i) securities of any corporation that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that are publicly traded as long as Employee is not part of any control group of such corporation and, in the case of public corporations in competition with the Company, such securities do not constitute more than five percent of the voting power of that public corporation; (ii) any ownership interest in a partnership, trust, corporation or other person so long as Employee remains a passive investor in that entity and so long as such entity is not, directly or indirectly, in competition with the Company, (iii) securities or other interests now owned or controlled, in whole or in part, directly or indirectly, by Employee in any corporation or other person and which are identified on Schedule 1.4 hereto; and (iv) securities of the Company or any of its Affiliates. Nothing in this Agreement shall be deemed to prevent or restrict Employee's ownership interest in the Company and any of its Affiliates or Employee’s ability to render charitable or community services not in competition with the Company.

                1.5            Power and Authority.

1.5.1           During the Employment Term, Employee shall be a member of the Board of Directors (“The Board”), a member of the executive or supervisory committee (or comparable committee) (the “Executive Committee”) of the Board, Chairman of the Board, President, Secretary and Chief Executive Officer of the Company.

1.5.2            During the Employment Term, all officers and employees of the Company shall report to Employee (directly or through such channels as Employee and the Board may designate).  During the term, there shall be no officer or employee of the Company whose title, position, or authority with the Company is equal to Employee or superior to that the Employee.

1.5.3           The Company may from time to time during the Term appoint Employee to one or more additional offices of the Company. Employee agrees to accept such offices if consistent with Employee's stature and experience and position with the Company.

1.6           Indemnification. The Company shall indemnify Employee to the fullest extent allowed by applicable law. Without limiting the foregoing, Employee shall be entitled to the benefit of the indemnification provisions contained on the date hereof in the Bylaws of the Company and any applicable Bylaws of any Affiliate, notwithstanding any future changes therein.

2.           Compensation.

As compensation and consideration for the Services provided by Employee during the Term pursuant to this Agreement, the Company agrees to pay to Employee the compensation set forth below.

2.1           Fixed Annual Compensation. The Company shall pay to Employee salary ("Fixed Annual Compensation") at the rate beginning on July 9, 2014 and continuing for the term of this agreement as follows:

2.1.1           225,000.00 per annum at such times and in such amounts as the Company may designate in accordance with the Company’s usual salary practices, but in no event less than twice monthly.

2.1.2           If annual revenues exceed $25,000,000.00, 450,000.00 per annum at such times and in such amounts as the Company may designate in accordance with the Company’s usual salary practices, but in no event less than twice monthly.

2.1.3           If annual revenues exceed $50,000,000.00, 675,000.00 per annum at such times and in such amounts as the Company may designate in accordance with the Company’s usual salary practices, but in no event less than twice monthly.

2.2           Stock. The Company shall grant to Employee Five Hundred Thousands (500,000) shares of the Company’s Class B Preferred stock upon the effective date of this agreement.  The stock shall be fully paid, non-assessable and shall contain other customary rights and privileges, including piggy back registration rights.  These shares shall be exempt from Automatic Conversion designation feature and shall only convert at the election of the Employee.

2.2.1           If Employee voluntarily terminates his employment with the Company or if a petition for Chapter 7 Bankruptcy is filed by the Company resulting in an adjudication of bankruptcy within 12 months of the date of this agreement, all shares granted under this section shall be returned to the Company.

2.2.2           If Employee voluntarily terminates his employment with the Company or if a petition for Chapter 7 Bankruptcy is filed by the Company resulting in an adjudication of bankruptcy within 24 months of the date of this agreement, Four Hundred Thousand (400,000) shares granted under this section shall be returned to the Company.

2.2.3           If Employee voluntarily terminates his employment with the Company or if a petition for Chapter 7 Bankruptcy is filed by the Company resulting in an adjudication of bankruptcy within 36 months of the date of this agreement, Three Hundred Thousand (300,000) shares granted under this section shall be returned to the Company.

2.2.4           If Employee voluntarily terminates his employment with the Company or if a petition for Chapter 7 Bankruptcy is filed by the Company resulting in an adjudication of bankruptcy within 48 months of the date of this agreement, Two Hundred Thousand (200,000) shares granted under this section shall be returned to the Company.

2.3           Bonus. Under this Agreement, Employee shall be entitled to participate in the highest bonus incentive program (hereafter “BIP”) set up by the Board. While the specific structure and trigger mechanisms for the BIP are at the sole discretion of the Board, the BIP shall afford Employee the opportunity to earn a cash and/or stock bonus through the Employee’s accomplishment of specific pre-identified reasonable milestones in the development of the Company’s business. Any payments under the BIP shall be paid annually to Employee and shall be paid no later than the end of the first quarter following the Company’s fiscal year-end. In addition to the BIP, Employee shall also be entitled to such additional bonus, if any, as may be granted by the Board (with Employee abstaining from any vote thereon) or compensation or similar committee thereof in the Board's (or such committee's) sole discretion based upon Employee's performance of his Services under this Agreement.

3.           Expenses; Additional Benefits

3.1           Vacation. Employee shall be entitled to an aggregate of six weeks of paid vacation during each year of the Contract Year. Employee shall take vacation at times determined by the Employee, however, with appropriate consideration for the Company’s business needs. In addition, Employee shall be entitled to holidays generally observed in the United States and the State of Texas.

3.2           Employee Business Expense Reimbursement. Employee shall be entitled to reimbursement of all business expenses for which Employee makes a submission for and provides an adequate accounting to the Company beginning on the effective date of this Agreement.  The determination of the adequacy of the accounting of the foregoing expenses shall be within the reasonable discretion of the Company’s independent certified accountants taking into consideration the substantiation requirements of the Internal Revenue Code of 1986, as amended (the "Code"). Employee shall be entitled to cash reimbursement for expense items, including extended travel. Employee shall be entitled to cash or stock reimbursement for ordinary expenses, including phone and local travel, as approved in advance by the Board. Such reimbursement of business expenses shall be payable to Employee at the end of each calendar month for the business expenses incurred by the Employee for the month prior for each specific submission for reimbursement during the Term of this Agreement,

3.3           Executive Stock Plan and Agreement. Within 12 months of the execution of this Agreement and in consideration for the execution thereof, Employee and the Company shall develop, implement and enter into a Executive Stock Plan and Agreement, which represents a material inducement to Employee's willingness to enter into this Agreement.

3.4           Directors and Officers Liability Insurance.  During the Term of this agreement, Employee shall be entitled to the protection of any insurance policies the Company or any of its Affiliates may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses whatsoever incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of Employee being or having been a director or officer of the Company or any of its Affiliates or Employee serving or having served any other enterprises as a director, officer or employee at the request of the Company.  In the event the Company elects to maintain such directors and officers liability insurance, the policy shall be issued by a reputable and financially-sound insurance carrier of national standing which is acceptable to Employee, and providing coverage in the amount of at least $1,500,000.

3.5           Medical and Dental Insurance. In the event that the Company, with the approval of the Board of Directors, elects to establish a Medical Insurance Benefit Plan for the benefit of the Company’s employment staff, Employee shall be entitled to participate in such plan which shall include comprehensive medical and dental insurance (from a reputable and financially-sound insurance carrier of national standing) for himself and his immediate family. Such insurance shall cover at the minimum 100% of all hospitalization costs after payment of deductibles and 80% of other medical costs, with the annual deductible not exceeding $500 per person. There shall be no cap on benefits for the medical insurance, and the annual cap for dental insurance benefits shall not be less than $3,000. The Company may either provide these benefits directly to Employee or promptly reimburse Employee for the cost of such benefits, at the Company’s election.

3.6           General. Employee shall be entitled to participate in any profit-sharing, pension, health, sick leave, holidays, personal days, insurance or other plans, benefits or policies (not duplicative of the benefits provided hereunder) available to the employees of the Company or its Affiliates on the terms generally applicable to such employees.

3.7           No Reduction of Benefit or Payment. No payment or benefit made or provided under this Agreement shall be deemed to constitute payment to Employee or his legal representative or guardian in lieu of, or in reduction of, any benefit or payment under an insurance, pension or other benefit plan, and no payment under any such plan shall reduce any payment or benefit due under this Agreement except as set forth in Section 5.3 of this Agreement.

3.8           Asset Sale or Merger. In the event of an arm’s length transaction sale of all or substantially all of the assets or a merger in which the Company is not the surviving entity, Employee shall be entitled to receive and the Company shall issue, additional amount of shares of common stock in the Company which would equal Five percent (5%) of the final value of the transaction.

3.9           Covenant Not To Solicit.  Employee agrees that for a period of one (1) year following any termination of the employment of the Employee with the Company, Employee will not, directly or indirectly, without the prior written consent of the Company:  solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or Affiliates to terminate his or her employment by the Company or such subsidiary or Affiliate to become employed by any person, corporation or other entity other than the Company or such subsidiary or Affiliate,  or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or hire any such employee, consultant, agent or independent contractor or authorize or assist in the taking of any such actions by any third party.

3.10           Confidentiality.  During the Term of Employment and continuously thereafter, Employee shall keep secret and retain in strictest confidence and not use or disclose, furnish or make accessible to anyone outside the Company and any of its Affiliates, directly or indirectly, or use for the benefit of Employee or others except in conjunction with the business of the Company and the business of any of its subsidiaries or Affiliates, any Protected Information.  The term “Protected Information” shall mean trade secrets, confidential or proprietary information and all other knowledge, technology, know-how, information, documents or materials owned, developed or possessed by the Company or any of its subsidiaries or Affiliates, whether in tangible or intangible form, pertaining to the business of the Company or any of its subsidiaries or Affiliates, including, but not limited to, research and development, operations, systems, databases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products and services (including prices, costs, sales or  content), processes, techniques, contracts, financial information or measures, business methods, future business plans, details of consultant contracts, new personnel acquisition plans, business acquisition plans, customers and suppliers (including identities of customers and prospective customers and suppliers, identities of individual contacts at business entities which are customers  or prospective customers or suppliers, preferences, businesses or habits), and business relationships.  Provided however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of this Section 1.6.

3.11           Company Ownership.  The results and proceeds of Employee’s services hereunder, including, without limitation, any works of authorship resulting from Employee’s services during his employment with the Company or any of the Company’s Affiliates and any works in progress, shall be works-made-for-hire, and the Company shall be, and shall be deemed, the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Employee whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s right, title and interest thereto, including, without limitation, to any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Employee whatsoever.  Provided however, that if the Company elects not to utilize any work(s) of authorship resulting from Employee’s services during his Employment Term, the Company shall wave and release all rights to said work(s) and assign all rights thereto to Employee.

Employee shall, from time to time, as may be requested by the Company, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments.  To the extent Employee has any rights in the results and proceeds of Employee’s services that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the enforcement of such rights.  This Section 3.11 is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being the employer of Employee.

3.12           Litigation.  Employee agrees that, during the Employment Term, for two (2) year thereafter and, if longer, during the pendency of any litigation or other proceeding, (i) Employee shall not communicate with anyone (other than his personal attorney(s) and/or tax advisor(s)) and, except to the extent necessary in the performance of Employee’s duties hereunder, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its Affiliates, or any of their officers, directors, shareholders, representatives, agents, employees, suppliers or customers, other than any litigation or other proceeding in which Employee is a party-in-opposition, without giving prior notice to the Company’s Board of Directors or General Counsel and receiving a response, and (ii) in the event that any other party attempts to obtain information or documents from Employee with respect to matters possibly related to such litigation or other proceeding, Employee shall promptly so notify the Company’s Board of Directors  or General Counsel and await any response .

3.13           No right to Give Interviews or to Write Books, Articles, etc.    Employee agrees that during the   Employment Term and for a period of two (2) years thereafter, except with the Company’s prior written authorization, Employee shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning the Company or any of its Affiliates, or any of their officers, directors, shareholders, representatives, agents, employees, suppliers or customers.

3.14           Return of Property.  All documents, date books, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Employee and/or utilized by Employee in the course of Employee’s employment with the Company shall remain the exclusive property of the Company.  In the event of the termination of Employee’s employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to Employee by the Company the following:  (i) the full amount of any debt Employee owes to the Company or to any of the Company’s Affiliates at the time of or subsequent to the termination of Employee’s employment with the Company;  and (ii) the value of the Company’s property which is retained in Employee’s possession after the termination of Employee’s employment with the Company.  In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement and the Employee’s signature hereon shall serve, and be deemed to serve, as such consent. Employee acknowledges and agrees that the foregoing remedy shall not be the sole and/or exclusive remedy of the Company with respect to a breach of this Section 3.14.

3.15           Non-Disparagement.  Employee agrees that he shall not, during the Employment Term and for a period of two (2) years thereafter, criticize, ridicule or make any statement which disparages or is derogatory of the Company or any of its Affiliates, or of any of their officers, directors, shareholders, representatives, agents, employees, suppliers or customers.

3.16           Injunctive Relief/Specific Enforcement. The Company has entered into this Agreement in order to obtain the benefit of Employee’s unique skills, talent, and experience.  Employee acknowledges that the services to be rendered by Employee are of a special, unique and extraordinary character and, in connection with such services, Employee will have access to confidential or proprietary information or trade secret vital to the Company’s business and the businesses of its subsidiaries and Affiliates.  By reason of this, Employee acknowledges, consents and agrees that any violation of Sections 1.4 and 3.10 – 3.16 of this Agreement will result in irreparable harm to the Company and its subsidiaries or Affiliates, and that money damages will not provide adequate remedy to the Company, and that the Company shall be entitled to have those sections specifically enforced by any court having competent jurisdiction. Accordingly, Employee agrees that the Company may obtain injunctive and/or other equitable relief for any breach or threatened breach of those sections, in addition to any other remedies, including the recovery of money damages from Employee available to the Company.

3.17           Non-Renewal Notice.  The Company shall notify Employee in writing in the event that the Company elects not to extend or renew this Agreement.  If the Company gives Employee such notice less than three (3) months before the end of the Employment Term, or Employee’s employment terminates pursuant to Section 4.1 hereof during the three (3) months of the Employment Term, Employee shall be entitled to receive his Salary as provided in Section 2.1, payable in accordance with the Company’s then-effective payroll practices, subject to applicable withholding requirements, for the period commencing after the end of  the Employment Term which, when added to the portion of the Employment Term, if any, remaining when the notice is given or the termination occurs, equals three (3) months.  The payments provided for in this Section 3.17 are in lieu of any severance or income continuation or protection under any Company plan that may now or hereafter exist.  Employee shall be required to mitigate the amount of any payment provided for in this Section 3.17 by seeking other employment or otherwise, and the amount of any such payment provided hereunder shall be reduced by any compensation earned by Employee from any third person.

3.18           The provisions of Sections 1.4 and 3.11-3.18 shall, without any limitation as to time, survive the expiration of Employee’s employment hereunder, irrespective of the reason for any termination.

4.           Termination for Cause by the Company:

4.1           Cause.  Reasons and process for termination for Cause.  Executive may be terminated from employment with “Cause.”  For purposes of this Agreement, the term “Cause” shall mean:

Gross negligence or willful misconduct in the performance of duties to the Company that has resulted or is likely to result in substantial and material damage to the Company,

Repeated unexplained or unjustified absence from the Company;

A material or willful violation of any federal, state or local law;

commission of any act of fraud with respect to the Company, or conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company; or

substantial or continued unwillingness to perform duties as reasonable directed by Company’s Board of Directors.

4.2              Effects of Termination for Cause.  In the event this Agreement is terminated for Cause, all of the Company’s obligations under this agreement shall cease as of the date in which the Employee’s receives the Notice of Termination.  The Company shall pay the Fixed Annual Compensation  up to the date of termination, and have no further obligations to Employee under this Agreement.  Additionally, in the event this Agreement is terminated for Cause, the Employee is prohibited from taking Employment with a direct competitor of the Company for a period of two years from the date of termination.  The Company may also pursue damages and injunctive relief from Employee as compensation for its damages.

5.           Termination for Not-for-Cause by the Company:

5.1           Reasons and process for termination for Not-for-Cause.  The Company may terminate this Agreement, for Not-for-Cause (with the ramifications described below), subject to the Provisions of this Section 5.

5.2           Effects of Termination Not-for-Cause.  Employee’s obligations to provide Employee’s Services under this Agreement shall cease as of date in which the Employee receives the Notice of Termination for Not-for-Cause.  Employee shall be entitled for a pro-rated Additional Annual Compensation under Sections 2.1 – 2.3 for the balance of the then current term and all and any unvested stock and options Employee or any of Employee’s assigns holds in the Company or its Affiliates shall vest immediately.  Employee shall be entitled to the Employee’s Benefits until the end of the then current term.  Employee shall have no restrictions to furnish the Services of the Employee and the Employee shall have no restrictions with respect to accepting other Employment (even with companies directly competing with the Company), except upon the receipt of comparable health and dental insurance through another company, the Company’s obligations to provide these benefits shall end.  Employee’s restrictions under 3.1.2 and 3.1.7 of this agreement shall remain in full force and effect.

5.3         No Mitigation.  In the event of Termination-Not-for-Cause, Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 in any way whatsoever, nor shall the amount any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Employee as the result of employment by another employer or by retirement benefits after the termination date.  The Company shall not be entitled to any rights to offset, mitigate or otherwise reduce the amounts owing to Employee by virtue of this Section 5 with respect to any rights, claims, or damages that the Company or its Affiliates may have against Employee, including, without limitation, any claims by reason of any breach or alleged breach of this Agreement by Employee.

6. Termination for Disability or Death of Employee

6.1.           Employee’s incapacity. If, as a result of Employee's incapacity to materially perform the Services required under this Agreement because of physical or mental illness, as evidenced by Employee having been absent from his duties for three (3) consecutive months or for more than an aggregate of five (5) months in any Contract Year, the Board may give Employee a Disability Notice, which will be the first step in the parties attempts to terminate or amend this Agreement with mutual consent.

6.2.           Mandatory good faith dialogue. Upon the receipt of the Disability Notice by Employee, Employee and the Company shall engage in a good faith dialogue to agree on a resolution to the matter that is sensitive to the Company’s business needs as well as the Employee’s situation.

6.3.           Termination for Disability. In the event the parties after 30 days have not reached an agreement on the necessary amendments to this Agreement or terms for a mutual separation agreement, and the Employee’s incapacity persists, by unanimous decision by the Board (excluding Employee) the Company shall have the right to terminate the Employee for Disability, by sending Employee a Notice of Termination for Disability.

6.4.           Effects of Termination for Disability. Upon the termination of this Agreement for Disability of Employee, Employee shall be entitled to receive (i) the Fixed Annual Compensation that would otherwise be payable hereunder to the end of the month in which such termination occurs and for six months thereafter; (ii) any bonus and or Additional Annual Compensation due and earned throughout the then Employment Year; and (iii) any amounts earned pursuant to the terms of this Agreement but unpaid at the time of termination. The payments specified in this Section 6.4 shall commence as soon as practicable but no later than one month after the date of termination. The payments shall be made in cash, company check or certified funds. Whenever compensation is payable to Employee hereunder during a time when Employee is partially or totally disabled and such disability (except for the provisions hereof) would entitle Employee to disability income or other special compensation according to the terms of any plan now or hereafter provided by the Company or according to any policy of the Company in effect at the time of such disability, the payments to Employee hereunder shall be inclusive of any such disability income or other special compensation and shall not be in addition thereto. If disability income is payable directly to Employee by an insurance company under an insurance policy paid for by the Company, then any such disability income paid during the twenty four (24) months following the Date of Termination shall be considered to be part of the payments to be made by the Company pursuant to this Section 6.4, and not in addition thereto, and shall be paid to the Company, up to but not to exceed the amount of payments actually made by the Company pursuant to this Section 6.4.  All disability income paid to Employee by said insurance company (i) during the twenty four (24) months following the termination date in excess of the payments actually made by the Company pursuant to this Section 6.4, and (ii) after twenty four (24) months following the termination shall be the sole property of Employee, as the case may be, pursuant to the terms of such insurance policy and shall not be required to be paid to the Company.

6.5.           Termination in Case of Death. In case of Employee's death, any and all unvested stock or options granted to Employee under Section 2.2 of this Agreement shall vest in favor of Employee's estate as provided for in this Section(s) 6.51, 6.5.2, 6.5.3, and 6.5.4 herein. Company shall also continue any health benefits for family for one year.

6.5.1           If the Employee's death occurs within 12 months of the date of this agreement, One Hundred Thousand (100,000) shares granted under Section 2.2 shall immediately vest in favor of Employee's estate and Four Hundred Thousand (400,000) shall be returned to the Company;

6.5.2           If the Employee's death occurs within 24 months of the date of this agreement, Two Hundred Thousand (200,000) shares granted under Section 2.2 shall immediately vest in favor of Employee's estate and Three Hundred Thousand (300,000) shall be returned to the Company;

6.5.3           If the Employee's death occurs within 36 months of the date of this agreement, hree Hundred Thousand (300,000) shares granted under Section 2.2 shall immediately vest in favor of Employee's estate and Two Hundred Thousand (200,000) shall be returned to the Company;

6.5.4           If the Employee's death occurs within 48 months of the date of this agreement, Four Hundred Thousand (400,000) shares granted under Section 2.2 shall immediately vest in favor of Employee's estate and One Hundred Thousand (100,000) shall be returned to the Company;

6.5.5           Any unvested additional shares granted for past performance under Sections 2.3 and 3.3 shall immediately vest in favor of Employee’s estate.

7. Termination by Employee for Material Breach

7.1.           Employee shall have the right to terminate this Agreement only in the event of a verifiable Material Breach by the Company. For purposes of this Agreement, "Material Breach" shall mean any of the following:

(A) The breach by the Company of a material term, condition or covenant of this Agreement;

(B) The assignment to Employee of any duties inconsistent in any material respect with his status set forth in Sections 1.1 and 1.5 hereof;

(C) A reduction by the Company in the Fixed Annual Compensation set forth in Section 2.1;

(D) A unanimous decision by the Board of Directors and a majority vote of the shareholders of all classes of stock in the Company, who are entitle to vote in such matters, that would result in a significant change to the core business of the Company which having been effectuated without Employee's consent would cause the Company’s business is to fundamentally depart from the purpose in which the Employee was originally contracted for.

7.2.           Material Breach Notice by Employee. In the event Employee wishes to pursue a termination of the Agreement on the account of a material breach by the Company as defined in this Section 7.1 (a)(b)( c) and (d), Employee may send to the Board a Notice of Material Breach describing in detail the nature of the alleged breech and the required corrective action to cure the alleged breach. Unless the Board formally objects to the Notice of Material Breach or responds and cures the breach within sixty (60) days from the receipt thereof, Employee shall have the right to terminate this Agreement by sending a Notice of Termination for Breach to that effect no earlier than the latest date by which the Company could still object or cure the Notice of Material Breach, but no later than sixty (60) days from the Company’s receipt of the Notice of Material Breach.

7.3.           Effect of the Company’s objection. In the event the Company receives a Notice of Breach from Employee and does not consider the allegations in the notice to be valid, it has the right to object to the contents of the Notice by informing Employee to such effect in writing within two weeks of receipt of the Notice of Material Breach. In the event of an objection by the Company to a Notice of Material Breach, the following process shall apply:

(a) The Board shall call a special meeting to allow Employee to state Employee's position on the matter and to allow for the parties to resolve the situation. The Employee shall abstain from voting during such meeting. Employee shall be allowed to have outside legal counsel present at such meeting.

(b) In the event the parties fail to resolve the matter in such meeting, the parties shall submit the dispute to binding arbitration in accordance with Section12hereunder. In the event the arbitration does not find that a material breach by the Company existed, the Company shall not be required to pay the Fixed Annual Compensation for any period during which Employee did not provide the Employee’s Services as called for in this Agreement.

7.4.           Effects of Termination by Employee for Material Breach. An effective termination by Employee resulting from a material breach of the Company shall be considered a Termination Not-for-Cause by the Company.

8. Termination by Employee for Change in Control

8.1.           Definition of "Change in Control." For purposes of this Agreement, "Change in Control of the Company ” means a change in control (except Changes in Control effected with the express consent of Employee) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, including, but not limited to (i) a transaction or series of related transactions resulting in a change in beneficial ownership of more than 51% of the outstanding equity securities of the Company; (ii) or a sale of all or substantially all of the assets of the Company.

8.2.           Termination Notice for Change of Control. In the event of an occurrence of Change of Control (as defined above), Employee shall have the right for a 30 day period upon becoming aware of the Change of Control to notify the Company of Employee's intention to terminate this Agreement based on this occurrence by sending a the Board a Notice of Disputed Change of Control. Unless the Board formally responds to the Notice of Disputed Change in Control with an offer to address the Employee's concerns by amending this Agreement in two weeks from its receipt, Employee shall have the right to terminate this Agreement by sending a Notice of Termination for
Change of Control to that effect no earlier than the latest date by which the Company could still object or cure the Notice of Disputed Change of Control but no later than sixty (60) days from the Company’s receipt of the Notice of Disputed Change of Control

8.3.           In the event the Board has responded to the Notice of Disputed Change in Control with an offer to address Employee's concerns, the parties shall engage in meaningful good faith negotiations for a period of 60 days to amend or renew this Agreement to the satisfaction of both parties. In the event no agreement has been reached after the 60-day period, Employee shall have the right to terminate this Agreement by sending a Notice of Termination for Change of Control.

8.4.           Effect of termination for Change of Control. An effective termination by Employee resulting from a Change in Control of the Company shall be considered a Termination Not-for-Cause by the Company.

8.5.           For the sake of clarity, a Change in Control does not give the Company (or the company acquiring it) any new rights.  Anything herein contained to the contrary notwithstanding, in the event the Company experiences either a “change in control” transaction as defined herein, including, but not limited to, a merger, acquisition or sale of a controlling interest in the corporation as stated above, the terms and conditions of this Agreement shall remain in effect and in full force, all stock, options, warrants and any other consideration due Employee, or Employee's assignee. Employee shall become fully vested and such action the Company shall not in any way diminish, affect or compromise Employee’s rights under this Agreement.

9.           General

9.1         Governing Law. Venue The laws of the State of Texas shall govern the interpretation, construction and applicability of this Agreement in any arbitration or judicial proceeding.

9.2         Attorneys’ Fees. In the event that any legal (judicial or arbitral) proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any rights hereunder, the prevailing party (as defined by the courts of Texas) shall be entitled to recover, in addition to court and other costs, such sums as the court or arbitrator may decide are reasonable as attorneys’ fees.

9.3         Indemnification.  In the event Employee is made, or threatened to be made, a witness or party to any civil, criminal or administrative action, proceeding or investigation of the fact that Employee is or was a director or officer of the Company, or serves on the Board of another corporation fifty percent (50%) or more owned by the Company in any capacity at the Company’s request, or serves or served as a director of any other corporation at the request, or serves as a fiduciary of any ERISA plan at the Company’s request, Employee shall be indemnified by the Company for all amounts paid as a fine or settlement, including the cost of defense.

9.4         Waiver.  Neither party shall, by mere lapse of time, without giving notice be deemed to have waived any breach by the other party of any of this Agreement.  Further, the waiver by either party of a particular breach of this Agreement shall be construed or deemed as a continuing waiver of such breach.

9.5    Entire Agreement. The parties agree that this instrument constitutes and contains the entire agreement between the parties concerning the subject matter and contents of this Agreement, and that this instrument supersedes all prior negotiations, proposed agreement, or understandings, if any, between the parties concerning any of the provisions or contents of this Agreement.  No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each of the parties to this Agreement.

9.6    Fair Meaning. The parties agree that the wording of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against the party that drafted this Agreement.

9.7         Counterparts.  This Agreement may be executed in any number of counterparts which shall be deemed an original, and all of which taken together constitutes one and the same Agreement.

9.8   Severability.  The parties agree that if any provision of this Agreement should ever be declared or determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be automatically conformed to the law, if possible, or if not possible, be deemed to be stricken from this Agreement.

9.9           Waiver/Estoppel. Any party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled, but only by an instrument in writing signed by the parties to be charged. No estoppel may be raised against any party except to the extent the other parties rely on an instrument in writing, signed by the party to be charged, specifically reciting that the other parties may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under any provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

9.10            Notices. Any notice that the Company is required to give or may desire to give to Employee hereunder shall be in writing and may be served by delivering it to Employee, or by sending it to Employee by certified mail, return receipt requested (effective five days after mailing) or overnight delivery of the same by delivery service capable of providing verified receipt (effective the next business day), or facsimile (effective twenty-four hours after receipt is confirmed by person or machine), at the address set forth below, or such substitute address as Employee may from time to time designate by notice to the Company. Any notice that Employee is required or may desire to serve upon the Company hereunder shall be in writing and may be served by delivering it personally or by sending it certified mail, return receipt requested or overnight delivery, or facsimile (with receipt confirmed by person or machine) to the address set forth below, or such other substitute address as the Company may from time to time designate by notice to Employee. Such notices by Employee shall be effective at the same times as specified in this Section 9.10 for notices by the Company.

The Company:

Minerco Resources, Inc.
800 Bering Drive, Suite 201
Houston, TX 77057

Employee:

V. Scott Vanis
800 Bering Drive, Suite 201
Houston, TX 77057

9.11           Captions. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.12           No Partnership or Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto.

9.13           Assignability.  Successors.

(a) The obligations of employee may not be delegated and, except as expressly provided in this Section 9.13 relating to the designation of beneficiaries, Employee may not, without the Company’s prior written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein.  Any such attempted delegation or disposition shall be null and void and without effect.  Provided however, that Employee may assign all or any portion of his rights to receive compensation hereunder to any corporation of which at least fifty percent (50%) of the capital stock of which is owned or controlled by Employee, to any other entity in which Employee owns or controls at least fifty percent (50%) of the total ownership interests, to trusts for the benefit of the family of Employee, to charitable trusts or to trusts for the benefit of any charitable purpose, or to any charity or non-profit organization. Notwithstanding any other provision hereof, Employee shall not be permitted to establish loan-out companies to provide his services to the Company and assign this Agreement thereto.

(b) The Company and Employee agree that this Agreement and each of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to, and shall be assumed by and be binding upon, any Successor to the Company.  The term “Successor” shall mean any corporation or other business entity which succeeds to the assets or conducts the business of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise.  In the event another corporation or other business entity becomes a Successor of the Company, then the Successor shall expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company is required to perform if there had been no merger.

9.14            No Mitigation; No Offset. Without limiting any other provision hereof, the Company agrees that any income and other employment benefits received by Employee from any and all sources (other than as set forth in Section 5.2) before, or during this Agreement shall in no way reduce or otherwise affect the Company's obligation to make payments and afford benefits hereunder.

10.            Arbitration.

(a)           In the event of any controversy arising from or concerning the interpretation of this Agreement or its subject matter (including, without limitation, the interpretation, application, or enforceability of this Agreement or the arbitrability of the controversy), the parties agree that such controversy shall be resolved exclusively by binding arbitration before a single neutral arbitrator selected jointly by the parties.  The Company and Employee shall each be responsible for 50% of the fees and expenses of the arbitrator.  Each party shall be responsible for its own attorneys’ fees and any other costs arising from the arbitration, without regard to which party thereto prevails.  Provided however, that the arbitrator may award attorneys’ fees and costs to the prevailing party.  The parties to the arbitration shall have all rights, remedies, and defenses available to them in a civil action before a court.  If, for any legal reason, a controversy arising from or concerning the interpretation, application, or enforceability of this Agreement requires judicial intervention, the parties agree that the controversy shall be brought in the Harris County Superior Court or the U.S. District Court for the District of Texas.

(b)           The parties hereby waive and agree not to assert (by way of motion, as a defense or otherwise) (a) any and all objections to jurisdiction that they may have under the laws of the State of Texas or the United States, and (b) any claim (i) that it or [he/she] is not subject personally to jurisdiction of such court, (ii) that such forum is inconvenient, (iii) that venue is improper, or (iv) that this Agreement or its subject matter may not for any reason be arbitrated or enforced as provided in this Section 6.0 (b).

(c)           Within ten (10) business days after receipt of the notice submitting a dispute or controversy to arbitration, the parties shall attempt in good faith to agree upon an arbitrator to whom the dispute will be referred and on a joint statement of contentions. Each party hereby agrees that service of process in such action will be deemed accomplished and completed when a copy of the documents is sent in accordance with the notice provisions in Section 5.10 hereof.

(d)           The arbitration shall be held within sixty (60) days of the appointment of the arbitrator.  Discovery shall be conducted in accordance with the Texas Rules of Civil Procedure regarding discovery. The arbitrator shall establish the discovery schedule promptly following submission of the joint statement of contentions (or the filing of the answer to the demand for arbitration) which schedule shall be strictly adhered to. To the extent the contentions of the parties relate to custom or practice in the Company’s business model, or the technical industry generally, or to accounting matters, each party may select an independent expert or accountant (as applicable) with substantial experience in the industry segment involved to render an expert opinion or opinions. All decisions of the arbitrator shall be final and in writing.  The arbitrator shall make all rulings in accordance with Texas law and shall have authority equal to that of a Superior Court judge, to grant equitable relief in an action pending in Superior Court in which all parties have appeared.

11.           Contractual Nomenclature. All references herein to "Dollars" or "$" shall mean Dollars of the United States of America, its legal tender for all debts public and private. Wherever used herein and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, the singular shall include the plural, and the plural shall include the singular.

12.           Publicity. Neither party shall issue any press release or announcement of or relating to the execution of, or any terms, provisions or conditions contained in this Agreement without the other party's prior approval of the content and timing of any such announcement or announcements.

13.           Proof of Right to Work.  For purposes of federal immigration law, Employee will be required to provide the Company with documentary evidence of his identity and eligibility for employment in the United States within three (3) business days of Employee’s date of hire; otherwise, the Company may terminate the employment relationship and this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Minerco Resources, Inc., a Nevada Corporation

By:    /s/ V. Scott Vanis
     V. Scott Vanis, President, Director

Employee

By:   /s/ V. Scott Vanis
     V. Scott Vanis, an Individual